Exhibit 99.1

Worthington Acquires Cryogenic Transport Trailer Maker

COLUMBUS, OH – July 31, 2014 -- Worthington Industries, Inc. (NYSE: WOR) today announced that it has acquired the business of James Russell Engineering Works, Inc. (JRE).   JRE manufactures aluminum and stainless steel cryogenic transport trailers used for hauling liquid oxygen, nitrogen, argon, hydrogen and liquefied natural gas (LNG) for top producers and distributors of industrial gases and LNG.

“JRE is recognized as making some of the highest quality trailers in North America. Their capabilities nicely complement the Aritas cryogenic business we recently purchased in Europe,” said Andrew Billman, president of the Worthington Industries pressure cylinders business.  “With the addition of JRE’s transport trailers, we now are able to support our customers’ storage and transport needs in every component of the LNG and industrial gas ‘mobile pipeline,’ from the oilfield to onsite storage and regasification.”

JRE is located in Boston, Mass. and employs 32 people.  Founded in 1874, the family owned business has produced cryogenic transport trailers for over 50 years.  James Russell is recognized as a pioneer in the development of manufacturing LNG and industrial gas trailers in the U.S. The company also offers cryogenic trailer repair services. JRE’s historical annual sales are $5-8 million.

About Worthington Industries
Worthington Industries is a leading diversified metals manufacturing company with 2014 fiscal year sales of $3.1 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured metal products, such as propane, oxygen, refrigerant and industrial cylinders, hand torches, camping cylinders, scuba tanks, compressed natural gas storage cylinders, helium balloon kits and exploration, recovery and production tanks for global energy markets; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; laser welded blanks; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings and light gauge steel framing for commercial and residential construction. Worthington employs approximately 10,000 people and operates 80 facilities in 10 countries.

Safe Harbor Statement
The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.

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